Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus included in the Registration Statement of Healthcare Providers Direct. Inc. on Amendment No. 1 to Form SB-2 of our report dated May 9, 2007 included herein, for the year ended December 31, 2006 and the period from January 3, 2005 (commencement of operations) through December 31, 2005, and to the reference to us under heading -Experts" in this Prospectus.

The following explanatory paragraph was included in our report dated May 9, 2007: The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and incurred a working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of the uncertainty.

/s/ Amper, Politziner & Mattia, P.C.
Edison, New Jersey
November 13, 2007